SCHEDULE 14A
(Rule 14a - 101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

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PERFORMANCE FOOD GROUP COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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12500 West Creek Parkway
Richmond, Virginia 23238
(804) 484-7700

Dear Shareholder:

     It is our pleasure to extend to you a cordial invitation to attend the Annual Meeting of Shareholders of Performance Food Group Company (the “Company”) to be held at 9:00 a.m., eastern daylight time, on Wednesday, May 15, 2002, at the offices of the Company located at 12500 West Creek Parkway, Richmond, Virginia.

     Shareholders will be asked to elect two directors and to consider and act upon a proposal to amend the Company’s Employee Stock Purchase Plan. In addition, we will present an oral report on the condition and performance of the Company, and you will have an opportunity to question management on matters that affect the interests of all shareholders.

     We hope you will be able to attend the meeting in person. Whether you expect to attend or not, we request that you complete and return the enclosed proxy card in the enclosed post-paid envelope. Your vote is important.

     We look forward to seeing you on May 15, 2002.

Sincerely,

Robert C. Sledd Chairman

12500 West Creek Parkway
Richmond, Virginia 23238
(804) 484-7700

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of Performance Food Group Company (the “Company”) will be held at 9:00 a.m., eastern daylight time, on Wednesday, May 15, 2002, at the Company’s offices located at 12500 West Creek Parkway, Richmond, Virginia for the following purposes:

1. To elect two (2) Class III directors to hold office for a term of three (3) years and until their successors are elected and qualified;

2. To consider and act upon a proposal to amend the Company’s Employee Stock Purchase Plan (the “Stock Purchase Plan”); and

3. To transact such other business as may properly come before the Annual Meeting.

     The Board of Directors has fixed the close of business on March 20, 2002 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

     Your attention is directed to the Proxy Statement accompanying this notice for a more complete statement regarding matters to be acted upon at the Annual Meeting.

By the Order of the Board of Directors

John D. Austin, Secretary

Richmond, Virginia
April 22, 2002

     YOUR REPRESENTATION AT THE ANNUAL MEETING IS IMPORTANT. TO ENSURE YOUR REPRESENTATION, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. SHOULD YOU DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AS PROVIDED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT IS VOTED.

12500 West Creek Parkway
Richmond, Virginia 23238
(804) 484-7700

PROXY STATEMENT

     The accompanying proxy is solicited by the Board of Directors of Performance Food Group Company for use at the Annual Meeting of Shareholders of the Company to be held on May 15, 2002, and any adjournments thereof, notice of which is attached hereto.

     The purposes of the Annual Meeting are to elect two Class III directors, to consider and act upon a proposal to amend the Company’s Stock Purchase Plan and to transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

     A shareholder who signs and returns a proxy may revoke the same at any time before the authority granted thereby is exercised by attending the Annual Meeting and electing to vote in person, by filing with the Secretary of the Company a written revocation or by duly executing a proxy bearing a later date. Unless so revoked, the shares represented by the proxy will be voted at the Annual Meeting. Where a choice is specified on the proxy, the shares represented thereby will be voted in accordance with such specifications. If no specification is made, such shares will be voted FOR the election of the two director nominees and FOR the amendment to the Stock Purchase Plan.

     The Board of Directors knows of no other matters which are to be brought to a vote at the Annual Meeting. If any other matter does come before the Annual Meeting, however, the persons appointed in the proxy or their substitutes will vote in accordance with their best judgment on such matters.

     The Board of Directors has fixed the close of business on March 20, 2002 as the record date for the Annual Meeting. Only record holders of the Company’s common stock, $.01 par value per share (the “Common Stock”), at the close of business on that date will be entitled to vote at the Annual Meeting. On the record date, the Company had outstanding 43,973,741 shares of Common Stock. Holders of the Common Stock will be entitled to one vote for each share of Common Stock so held, which may be given in person or by proxy duly authorized in writing.

     The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the meeting. Abstentions and “non-votes” are counted as present in determining whether the quorum requirement is satisfied. Because directors are elected by a plurality of the votes cast by the holders of the Common Stock represented and entitled to vote at the Annual Meeting, abstentions are not considered in the election. Any other matters that may properly come before the meeting or any adjournment thereof shall be approved by the affirmative vote of a majority of the votes cast by the holders of Common Stock represented and entitled to vote at the Annual Meeting, and abstentions and “non-votes” will have no effect on the outcome of the vote. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

     This Proxy Statement and Form of Proxy and the Company’s Annual Report to Shareholders have been mailed on or about April 22, 2002 to all shareholders of record at the close of business on March 20, 2002. The cost of solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling and mailing this Proxy Statement. Such solicitation will be made by mail and may also be made by the Company’s regular officers or employees personally or by telephone or telecopy. The Company may reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy materials to beneficial owners.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information furnished to the Company as of March 20, 2002 concerning persons known to the Company to be the beneficial owners of more than 5% of the outstanding shares of the Common Stock.

	Amount and
	Nature of
Name and Address	Beneficial	Percent of
Owner of Beneficial	Ownership	Class (1)

FMR Corp.	3,175,500 (2)	7.2%
82 Devonshire Street
Boston, Massachusetts 02109

Capital Research and Management Company	2,910,000 (3)	6.6%
333 South Hope Street
Los Angeles, California 90071

SMALLCAP World Fund, Inc.	2,810,000 (3)	6.4%
333 South Hope Street
Los Angeles, California 90071

(1)	Computed in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.
(2)	Based solely on information contained in a Schedule 13G filed by FMR Corp., Edward C. Johnson III and Abigail P. Johnson with the Securities and Exchange Commission (the “SEC”) on February 14, 2002.
(3)	Based solely on information contained in a joint Schedule 13G filed by Capital Research and Management Company and SMALLCAP World Fund, Inc. with the SEC on February 11, 2002.

PROPOSAL 1: ELECTION OF DIRECTORS

     The Company’s Restated Charter classifies the Board of Directors into three classes, each class to be as nearly equal in number as possible, designated Class I, Class II and Class III. At each annual meeting, directors of the class whose term of office expires in that year are elected for a three-year term. The terms of two Class III directors, C. Michael Gray and John E. Stokely, will expire upon the election and qualification of new directors at this Annual Meeting. The terms of each of the three Class I directors and two Class II directors will expire at the annual meetings in 2003 and 2004, respectively. The Board of Directors has designated C. Michael Gray and John E. Stokely as the two nominees for reelection as Class III directors for a three-year term expiring at the annual meeting in 2005 and until their successors are elected and qualified. These two nominees are currently directors of the Company and were elected by the shareholders.

     Unless contrary instructions are received, it is intended that the shares represented by proxies solicited by the Board of Directors will be voted in favor of the election of the two Class III nominees as directors. Each nominee has consented to be a candidate and to serve, if elected. While the Board has no reason to believe that any nominee will be unable to accept nomination or election as a director, if such an event should occur, the persons named in the Form of Proxy have advised the Company that they will vote for such substitute or substitutes as shall be designated by the current Board of Directors.

     The following table contains, as of March 20, 2002, certain information concerning the executive officers, directors and certain key employees of the Company, including the nominees, which information has been furnished to the Company by the individuals named.

					Shares of Common
		Director	Term		Stock Beneficially		Percent
Name	Age	Since	Expires	Position	Owned (1)		of Class

Robert C. Sledd	49	1987	2004	Chairman and Director	663,664	(2)	1.5%
C. Michael Gray	52	1992	2002	President, Chief Executive Officer and Director	287,465		*
Roger L. Boeve	63	—	—	Executive Vice President and Chief Financial Officer	121,690	(3)	*
Thomas Hoffman	62	—	—	Senior Vice President	104,393		*
G. Thomas Lovelace, Jr.	49	—	—	Senior Vice President	30,003		*
John D. Austin	40	—	—	Vice President-Finance and Secretary	18,999	(3)	*
John R. Crown	55	—	—	Broadline Regional President	31,204	(4)	*
Joseph J. Paterak, Jr.	50	—	—	Broadline Regional President	1,860		*
Steven Spinner	42	—	—	Senior Vice President	176,188	(5)	*
Charles E. Adair	54	1993	2003	Director	68,500		*
Fred C. Goad, Jr.	61	1993	2004	Director	68,500	(6)	*
Timothy M. Graven	50	1993	2003	Director	59,500		*
H. Allen Ryan	59	2000	2003	Director	383,462		*
John E. Stokely	49	1998	2002	Director	29,500		*
All directors and executive officers as a group (14 persons)					2,044,928		4.6%

*	Less than one percent

(1)	Includes the following shares which are not currently outstanding but which the named individuals are entitled to acquire as of March 20, 2002 and within 60 days of such date upon the exercise of options: Mr. Sledd – 168,702; Mr. Gray – 147,702; Mr. Boeve – 43,800; Mr. Hoffman – 75,822; Mr. Lovelace – 20,000; Mr. Austin – 15,500; Mr. Crown – 27,000; Mr. Spinner – 80,000; Mr. Adair – 44,500; Mr. Goad – 44,500; Mr. Graven – 44,500; Mr. Ryan – 15,500; Mr. Stokely – 25,500; all directors and executive officers as a group (14 persons) – 753,026 shares. The shares described in this note are deemed to be outstanding for the purpose of computing the percentage of outstanding Common Stock owned by such persons individually and by the group, but are not deemed to be outstanding for the purposes of computing the percentage of ownership of any other person.
(2)	Includes 81,000 shares held by Mr. Sledd as trustee for the benefit of his children. Also includes 3,500 shares held by Mr. Sledd’s wife for which Mr. Sledd disclaims beneficial ownership.
(3)	Excludes unallocated shares held by the ESOP. Mr. Boeve and Mr. Austin are each trustees of the ESOP, and each is a member of the Plan Committee which directs the voting of such shares.
(4)	Includes 120 shares held by Mr. Crown’s wife for which Mr. Crown disclaims beneficial ownership.

(5)	Includes 975 shares held by Mr. Spinner’s daughter.
(6)	Includes 3,000 shares held by Mr. Goad’s wife for which Mr. Goad disclaims beneficial ownership.

     The following is a brief summary of the business experience of each of the executive officers and directors of the Company, including the nominees.

     Robert C. Sledd has served as Chairman of the Board of Directors since February 1995 and has served as a director of the Company since 1987. From 1987 to August 2001, Mr. Sledd served as Chief Executive Officer of the Company. Mr. Sledd served as President of the Company from 1987 to February 1995. Mr. Sledd has served as a director of Taylor & Sledd Industries, Inc., a predecessor of the Company, since 1974, and served as President and Chief Executive Officer of that company from 1984 to 1987. Mr. Sledd also serves as a director of SCP Pool Corporation, a supplier of swimming pool supplies and related products.

     C.     Michael Gray has served as President of the Company since February 1995, has served as Chief Executive Officer since August 2001 and has served as a director of the Company since 1992. Mr. Gray served as Chief Operating Officer of the Company from February 1995 to August 2001. Mr. Gray served as President of Pocahontas Foods, USA, Inc. (“Pocahontas”), a wholly-owned subsidiary of the Company, from 1981 to 1995. Mr. Gray had been employed by Pocahontas since 1975, serving as Marketing Manager and Vice President of Marketing. Prior to joining Pocahontas, Mr. Gray was employed by Kroger Company as a produce buyer.

     Roger L. Boeve has served as Executive Vice President and Chief Financial Officer of the Company since 1988. Prior to that date, Mr. Boeve served as Executive Vice President and Chief Financial Officer for The Murray Ohio Manufacturing Company and as Corporate Vice President and Treasurer for Bausch and Lomb. Mr. Boeve is a certified public accountant.

     Thomas Hoffman has served as Senior Vice President of the Company since February 1995 and as President of Customized Distribution since April 1991. Mr. Hoffman has served as President of Kenneth O. Lester Company, Inc., a wholly-owned subsidiary of the Company, since 1989. Prior to joining the Company in 1989, Mr. Hoffman served in executive capacities at Booth Fisheries Corporation, a subsidiary of Sara Lee Corporation, as well as C.F.S. Continental, Miami and International Foodservice, Miami, two foodservice distributors.

     G.     Thomas Lovelace, Jr. has served as Senior Vice President of the Company since February 2002 and as President of Fresh Advantage, Inc., a wholly-owned subsidiary of the Company, since 1996. Mr. Lovelace served as Vice President of the Company from February 2001 to February 2002.

     John D. Austin has served as Vice President-Finance since January 2001 and as Secretary of the Company since March 2000. Mr. Austin served as Corporate Treasurer from 1998 to January 2001. Mr. Austin also served as Corporate Controller of the Company from 1995 to 1998. From 1991 to 1995, Mr. Austin was Assistant Controller for General Medical Corporation. Prior to that, Mr. Austin was an accountant with Deloitte & Touche LLP. Mr. Austin is a certified public accountant.

     John R. Crown has served as Broadline Regional President of the Company since January 1999. Mr. Crown served as Vice President, Business Development of the Company from January 1997 to January 1999. From 1987 to 1996, Mr. Crown served as President of Burris Retail Food Systems, a subsidiary of Burris Foods, Inc., and as Executive Vice President and General Manager of Institution Food House. Mr. Crown is past Chairman of the National Frozen Food Association and a member of the board of directors of Food Distributors International, two food industry trade associations.

     Joseph J. Paterak, Jr. has served as Broadline Regional President of the Company since January 1999. Mr. Paterak served as Vice President of the Company from October 1998 to January 1999. From 1993 to September 1998, Mr. Paterak served as Market President of Alliant Foodservice, Inc.

     Steven Spinner has served as Senior Vice President of the Company since February 2002. Mr. Spinner served as Broadline Division President of the Company from August 2001 to February 2002, as Broadline Regional President of the Company from October 2000 to August 2001 and as President of AFI Foodservice Distributors, Inc. (“AFI”), a wholly-owned subsidiary of the Company, from October 1997 to October 2000. From 1989 to October 1997, Mr. Spinner served as Vice President of AFI.

     Charles E. Adair has served as a director of the Company since August 1993. Since 1993, Mr. Adair has been a partner in Cordova Ventures, a venture capital management company. Mr. Adair was employed by Durr-Fillauer Medical, Inc., a distributor of pharmaceuticals and other medical products, from 1973 to 1992, serving as Executive Vice President from 1978 to 1981, as President and Chief Operating Officer from 1981 to 1992, and as a director from 1976 to 1992. In addition, Mr. Adair serves as a director of Tech Data Corporation, a distributor of microcomputers and related hardware and software products. Mr. Adair is a certified public accountant.

     Fred C. Goad, Jr. has served as a director of the Company since July 1993. Since April 2001, Mr. Goad has served as a partner of Voyent Partners, L.L.C., a private investment company. Mr. Goad served as Co-Chief Executive Officer of the transaction services division of WebMD from March 1999 to March 2001. From June 1996 to March 1999, Mr. Goad served as Co-Chief Executive Officer and Chairman of ENVOY Corporation (“ENVOY”), a provider of electronic transaction processing services for the health care industry, which was acquired by WebMD in 1999. From 1985 to June 1996, Mr. Goad served as President and Chief Executive Officer and as a director of ENVOY. Mr. Goad also serves as a director of Luminex Corporation, a maker of proprietary technology that simplifies biological testing for the life sciences industry.

     Timothy M. Graven has served as a director of the Company since August 1993. Mr. Graven is the Managing Partner and co-founder of Triad Investment Company, LLC, a private investment firm founded in 1995. Mr. Graven previously served as President and Chief Operating Officer of Steel Technologies, Inc. of Louisville, Kentucky, a steel processing company, from March 1990 to November 1994, as Executive Vice President and Chief Financial Officer from May 1985 to March 1990 and as a director from 1982 to 1994. Mr. Graven is also a certified public accountant.

     H. Allen Ryan has served as a director of the Company since May 2000 and serves as a consultant to the Company from time to time. Mr. Ryan served as President of NorthCenter Foodservice Corporation (“NorthCenter”), a wholly-owned subsidiary of the Company, from 1982 to April 2000. Mr. Ryan is past Chairman of Nugget Distributors, Inc., a foodservice buying group, and the International Foodservice Distributors Association. Mr. Ryan served on the Board of Directors of the Maine Restaurant Association and serves on the Board of Trustees of Thomas College in Waterville, Maine. NorthCenter was the 1999 recipient of the ID Magazine Great Distributor Organization Award.

     John E. Stokely has served as a director of the Company since April 1998. Since August 1999, Mr. Stokely has been self-employed as a business consultant. Mr. Stokely was the President, Chief Executive Officer and Chairman of the Board of Directors of Richfood Holdings, Inc. (“Richfood”), a retail food chain and wholesale grocery distributor, from January 1997 until August 1999, when Richfood was acquired by Supervalu Inc. Mr. Stokely served on the Board of Directors and as President and Chief Operating Officer of Richfood from April 1995 to January 1997 and served as Executive Vice President and Chief Financial Officer from 1990 to April 1995. Mr. Stokely also serves as a director of Nash-Finch Company, a food wholesaler, and SCP Pool Corporation.

     The Board of Directors has established an Audit Committee for the purpose of recommending the Company’s auditors, reviewing the scope of their engagement, consulting with such auditors, reviewing the results of the audit, acting as a liaison between the Board and the auditors and reviewing various Company policies, including those related to accounting and internal control matters. It is the function of the Audit Committee to ensure that the Company’s financial statements accurately reflect the Company’s financial position and results of operations. Messrs. Adair, Goad, Graven and Stokely comprise the Audit Committee, each of whom is independent as defined by the National Association of Securities Dealers’ listing standards. The Audit Committee met four times during the fiscal year ended December 29, 2001.

     The Board of Directors has established a Compensation Committee for the purpose of evaluating the performance of the Company’s officers, reviewing and approving officers’ compensation, formulating bonuses for the Company’s management and administering the Company’s stock incentive plans. Messrs. Adair, Goad, Graven and Stokely comprise the Compensation Committee, which met three times during the fiscal year ended December 29, 2001.

     The Board of Directors held 14 meetings, ten of which were via teleconference, during fiscal 2001. All incumbent directors attended at least 75% of the meetings of the Board and each committee of the Board on which such directors served at the time of such meeting, held during the fiscal year ended December 29, 2001. The Board of Directors does not have a nominating committee.

EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid or accrued by the Company during the three fiscal years ended December 29, 2001 (fiscal 2001), December 30, 2000 (fiscal 2000) and January 1, 2000 (fiscal 1999) for (i) the Chief Executive Officer of the Company and (ii) the four highest paid executive officers of the Company whose salary and bonus payments exceeded $100,000 (collectively, the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

				Long-Term
		Annual Compensation		Compensation Awards

				Securities
				Underlying	All Other
Name and		Salary	Bonus	Options/SARs	Compensation
Principal Position	Fiscal Year	($)	($)	(#)(1)	($)

Robert C. Sledd	2001	$376,141	$442,100	39,900	$11,641	(2)
Chairman (3)	2000	387,412	334,101	152,000	11,118	(2)
	1999	357,950	256,962	40,000	7,929	(2)

C. Michael Gray	2001	415,589	394,449	183,750	11,641	(2)
President and Chief	2000	338,656	188,898	66,000	11,118	(2)
Executive Officer(3)	1999	266,078	104,535	30,000	7,929	(2)

Roger L. Boeve	2001	261,244	156,957	14,250	11,641	(2)
Executive Vice President	2000	245,159	116,239	28,000	11,118	(2)
and Chief Financial Officer	1999	211,262	56,374	16,000	7,929	(2)

Thomas Hoffman	2001	256,661	174,778	8,000	11,641	(2)
Senior Vice President	2000	236,250	57,653	18,000	11,118	(2)
	1999	216,980	66,690	20,000	7,929	(2)

G. Thomas Lovelace, Jr.	2001	309,073	116,185	39,000	12,014	(2)
Senior Vice President	2000	259,240	133,472	66,000	11,118	(2)
	1999	224,279	114,356	12,000	8,602	(2)

(1)	Number of stock options granted under the 1993 Stock Incentive Plan (the “1993 Plan”).
(2)	Includes allocations by the Company to each Named Executive Officer’s ESOP account of $7,228, $6,868 and $4,729 for fiscal 2001, 2000 and 1999, respectively. Allocations to the ESOP accounts are based on the closing price of the Common Stock on The Nasdaq Stock Market of $36.10 per share at December 28, 2001 for fiscal 2001, $25.64 per share at December 29, 2000 for fiscal 2000 and $12.19 per share at December 31, 1999 for fiscal 1999. Also includes contributions by the Company to each Named Executive Officer’s 401(k) account in fiscal 2001 as follows: Mr. Sledd – $4,413; Mr. Gray – $4,413; Mr. Boeve – $4,413; Mr. Hoffman – $4,413; and Mr. Lovelace – $4,786; in fiscal 2000 of $4,250 to all Named Executive Officers and in fiscal 1999 as follows: Mr. Sledd – $3,200; Mr. Gray - $3,200; Mr. Boeve – $3,200; Mr. Hoffman – $3,200; and Mr. Lovelace - $3,873.
(3)	Mr. Sledd served as Chief Executive Officer of the Company until August 2001. Mr. Gray was elected as Chief Executive Officer in August 2001.

     The following table summarizes certain information regarding stock options issued to the Named Executive Officers during fiscal 2001. No stock appreciation rights (“SARs”) have been granted by the Company.

Option Grants in Last Fiscal Year

	Individual Grants

	Number of Securities Underlying Options		Percent of Total Options Granted to Employees in Fiscal	Exercise Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term
Name	Granted (#)(1)		2001(%)	($/Share)	Date	5%($)	10%($)

Robert C. Sledd	39,900	(2)	3.6%	$28.48	5/2/11	$714,646	$1,811,052

C. Michael Gray	33,750	(2)	3.1	28.48	5/2/11	604,494	1,531,905
	150,000	(3)	13.6	32.35	8/9/11	3,051,711	7,733,635

Roger L. Boeve	14,250	(2)	1.3	28.48	5/2/11	255,231	646,804

Thomas Hoffman	8,000	(2)	0.7	28.48	5/2/11	143,287	363,118

G. Thomas Lovelace, Jr.	9,000	(2)	0.8	28.48	5/2/11	161,198	408,508
	30,000	(4)	2.7	28.08	10/16/11	529,781	1,342,569

(1)	The options were granted to the Named Executive Officers on May 2, 2001, August 9, 2001 and October 16, 2001 pursuant to the 1993 Plan. The options were granted at exercise prices determined by the closing price of the Common Stock on The Nasdaq Stock Market on the dates of grant.
(2)	The options become 100% exercisable on May 2, 2005. If any of certain events which generally constitute a change in control of the Company occur, the options would become immediately exercisable.
(3)	The options vest on July 9, 2011, but specified portions thereof vest if the Company’s Common Stock trades on The Nasdaq Stock Market at specified target prices for thirty trading days between the date of grant and the potential vesting date, provided that Mr. Gray remains Chief Executive Officer of the Company until any such vesting date. If any of certain events which generally constitute a change in control of the Company occur, the options would become immediately exercisable.
(4)	The options vest on September 16, 2011, but specified portions may vest earlier beginning on October 16, 2005 if the Company’s fresh-cut segment achieves specified earnings and sales targets or if the Company’s Common Stock trades on The Nasdaq Stock Market at specified target prices for thirty trading days between October 16, 2001 and December 31, 2005. If any of certain events which generally constitute a change in control of the Company occur, the options would become immediately exercisable.

     The Company has no long-term incentive plans, as that term is defined in regulations promulgated by the SEC. Also, the Company presently has no defined benefit or actuarial plans covering any employees of the Company. During fiscal 2001, the Company did not adjust or amend the exercise price of stock options awarded to the Named Executive Officers, whether through amendment, cancellation or replacement grants, or other means.

     The following table sets forth certain information with respect to stock options issued to the Named Executive Officers pursuant to the 1993 Plan and the 1989 Nonqualified Stock Option Plan.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL 2001 YEAR-END OPTION VALUES

			Number of Securities		Value of
			Underlying Unexercised		Unexercised
			Options Held at		In-the-Money Options
			December 29, 2001		at December 29, 2001 ($)(1)
	Shares Acquired on
Name	Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert C. Sledd	—	—	67,502	333,100	$362,715	$4,430,088

C. Michael Gray	33,750	$838,350	73,502	353,950	425,227	7,532,050

Roger L. Boeve	55,878	1,204,745	—	102,050	—	1,290,974

Thomas Hoffman	40,792	920,573	42,082	79,740	220,310	974,546

G. Thomas Lovelace, Jr.	—	—	—	137,000	—	2,467,081

(1)	Based on the closing price of the Company’s Common Stock on The Nasdaq Stock Market at December 28, 2001 of $36.10 per share.

Director Compensation

     Non-employee directors receive an annual retainer of $10,000 and a fee of $1,000 for each Board meeting attended, $500 for each committee meeting attended, $500 for each meeting attended by telephone, and are reimbursed for expenses reasonably incurred in connection with their services as directors. In addition, the Chairman of the Audit Committee receives an annual retainer of $2,500, and the Chairman of the Compensation Committee receives an annual retainer of $1,500. Directors who are officers or employees of the Company receive no compensation for serving as members of the Board. The aggregate amount of fees paid to all of the non-employee directors for fiscal 2001 was approximately $108,500.

     Each non-employee director participates in the 1993 Outside Directors’ Stock Option Plan (the “Outside Directors’ Plan”), which was approved by the shareholders of the Company on July 21, 1993. Non-employee directors elected to the Board subsequent to the adoption of the Outside Directors’ Plan will receive an option grant for 10,500 shares upon their election to the Board of Directors and all non-employee directors will receive an annual option grant of 5,000 shares as of the date of each annual meeting of shareholders. The options become exercisable, subject to a director’s continued service on the Board of Directors, one year from the date of grant, and expire on the tenth anniversary of such date. All options issued under the Outside Directors’ Plan have an exercise price per share at the date of grant equal to the closing sale price on The Nasdaq Stock Market on that date. At December 29, 2001, there were five participants under the Outside Directors’ Plan who held options covering an aggregate of 31,500 shares at an exercise price of $4.67 per share, 9,000 shares at an exercise price of $6.34 per share, 9,000 shares at an exercise price of $7.09 per share, 9,000 shares at an exercise price of $9.17 per share, 15,000 shares at an exercise price of $10.00 per share, 25,500 shares at an exercise price of $10.07 per share, 20,000 shares at an exercise price of $12.97 per share, 30,500 shares at an exercise price of $13.25 per share and 25,000 shares at an exercise price of $28.48 per share. There have been no exercises to date of options granted under the Outside Directors’ Plan. During fiscal 2001, the Company also granted options to Mr. Ryan and Mr. Stokely to purchase 750 and 250 shares, respectively, of the Company’s Common Stock at the fair market value on the date of the grant and also paid Mr. Ryan $14,750 in connection with their participation as directors in certain strategic planning sessions conducted by the Company.

     The Board of Directors may in the future adjust the compensation of directors as it deems advisable and consistent with the best interests of the Company’s shareholders and the financial abilities of the Company.

Change in Control Agreements

     Effective as of October 29, 1997, the Company entered into agreements with certain of its key executives (the “Agreement”), including the Chief Executive Officer and Named Executive Officers, which provide for certain payments to be made to the executive if, within two years following a Change in Control (as defined in the Agreement) of the Company, his employment with the Company is terminated for any reason other than Cause (as defined in the Agreement) or if the executive terminates his employment with the Company for Good Reason (as defined in the Agreement). Upon termination, the executive is entitled to receive (i) 299.9% of his base salary (defined as the higher of the executive’s base salary prior to the Change in Control or immediately prior to termination), (ii) 299.9% of his bonus (based upon the executive’s bonus for the three fiscal years prior to the Change in Control or bonus after the Change in Control, whichever is higher) and (iii) an amount necessary to reimburse the executive for any excise tax payable under Section 4999 of the Internal Revenue Code in connection with the Change in Control. One-third of such amount must be paid in equal semi-monthly installments over the twelve months following termination and the balance in a lump sum payment made within five business days after the expiration of the twelve-month period. Amounts payable pursuant to clause (iii) above must be paid within thirty days following termination of employment.

Compensation Committee Interlocks and Insider Participation

     During fiscal 2001, the Compensation Committee of the Board of Directors was composed of Messrs. Adair, Goad, Graven and Stokely. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among the Company’s executive officers, members of the Compensation Committee or entities whose executives serve on the Board of Directors or the Compensation Committee that require disclosure under applicable SEC regulations.

Compensation Committee Report on Executive Compensation

     Decisions with respect to compensation of the Named Executive Officers for fiscal 2001 were made by the Compensation Committee of the Board of Directors, which was composed of Messrs. Adair, Goad, Graven and Stokely. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. The Compensation Committee approves compensation actions and long-term incentive awards to the Named Executive Officers and other key employees of the Company and reviews and administers the incentive compensation, stock option and other compensation plans of the Company.

     The overall objectives of the Company’s executive compensation program for fiscal 2001 were to:

•	Attract and retain the highest quality talent to lead the Company

•	Reward key executives based on business performance

•	Design incentives to maximize shareholder value

•	Assure that objectives for corporate and individual performance were measured

     The philosophy upon which these objectives are based is to provide incentive to the Company’s officers to enhance the profitability of the Company and closely align the financial interests of the Company’s officers with those of its shareholders. In order to uphold this philosophy for fiscal 2001, the Compensation Committee reviewed the various elements of executive compensation, including salaries, incentive compensation awards and stock option awards under the 1993 Plan. In 2000, the Compensation Committee retained William M. Mercer, Inc. (“Mercer”), an independent consulting firm, to analyze the Company’s compensation programs in relation to a group of similarly sized companies in comparable industries. These comparable companies are primarily in the distribution industry, including certain of the Company’s competitors for which compensation data is available. The Mercer analysis compared the compensation levels of the CEO and Named Executive Officers to similar positions at these peer companies. The Compensation Committee then used this information when establishing compensation levels for the Company’s senior management.

     The Compensation Committee set annual base salaries for the Named Executive Officers near or just below the midpoint of the relative salaries of similar executives at these peer companies. To closely align an executive’s compensation to the Company’s goals, the Compensation Committee believes that a substantial portion of an executive’s compensation should be incentive based. Therefore, the Company relies to a significant degree on annual cash bonuses and long-term stock based incentive compensation. Beginning in fiscal 1995, the Compensation Committee and the Board implemented an annual cash bonus program for senior management, including the Named Executive Officers, based in part on Economic Value Added (“EVA”) and in part on individual performance objectives. EVA measures the Company’s ability to generate after-tax operating profits in excess of the cost of capital, including both debt and equity, employed to generate that profit. The Company’s bonus program includes a component based on the improvement in EVA over the prior year and a component based on current year EVA. Under this program, an executive’s bonus varies directly with improvement in and with the amount of after-tax operating profits in excess of the cost of capital. Therefore, an executive is rewarded for creating shareholder wealth by most effectively utilizing the Company’s capital. In addition, an executive’s bonus is “at risk,” in that no bonuses are paid if the Company fails to improve the utilization of capital or generate after-tax operating profits in excess of the cost of capital. In March 2002, the Company announced that it had identified certain accounting errors at one of its broadline operating subsidiaries. The effect of the errors was to reduce net earnings for 2000 by $693,000 and for 2001 by $3.2 million, for an aggregate of $3.9 million. Members of the Company’s senior management have informed the Compensation Committee that they intend to evaluate the impact of the accounting errors on any incentive compensation paid to the Named Executive Officers and certain other members of the Company’s senior management. Members of the Company’s senior management have indicated to the Compensation Committee that, after making such determination, they intend to discuss with the Compensation Committee an appropriate course of action for the Named Executive Officers and certain other members of the Company’s senior management, such as a reduction in the amount of incentive compensation for which the employee is eligible for 2002.

     The long-term incentive program for senior management consists of stock option and other stock-based awards granted under the 1993 Plan. Until 1999, the Compensation Committee granted stock option awards on a bi-annual basis. In 1999, the Compensation Committee began to grant options to senior management annually. During 2001, the Compensation Committee approved the grant of an aggregate of 284,900 stock options under the 1993 Plan to the Named Executive Officers. These options were granted at the fair market value of the Common Stock on the date of grant and, except for certain options granted to Mr. Gray and Mr. Lovelace described in footnotes 3 and 4 to the table herein entitled “Option Grants in Last Fiscal Year,” vest 100% four years from the date of grant.

Compensation of Chief Executive Officer

     Robert C. Sledd, the Company’s Chief Executive Officer from 1987 to August 2001, and C. Michael Gray, the Company’s President and Chief Executive Officer since August 2001, were compensated during fiscal 2001 in accordance with the same general criteria established from time to time by the Compensation Committee of the Board of Directors with respect to the Named Executive Officers. In May 2001, the Compensation Committee granted Mr. Sledd and Mr. Gray options to purchase 39,900 and 33,750 shares, respectively, of the Company’s Common Stock at an exercise price of $28.48, the fair market value of such stock on the date of grant. Such options vest four years from the date of the grant. In August 2001, the Compensation Committee granted Mr. Gray options to purchase 150,000 shares of the Company’s Common Stock at an exercise price of $32.35, the fair market value of such stock on the date of grant. Such options vest on July 9, 2011, but specified portions thereof may vest earlier if the Company’s Common Stock trades on The Nasdaq Stock Market at specified target prices for thirty trading days between the date of grant and the potential vesting date, provided that Mr. Gray remains Chief Executive Officer of the Company until any such vesting date. Mr. Sledd’s base salary for fiscal 2001 was $376,141, and he earned cash bonuses of $442,100. Mr. Gray’s base salary for fiscal 2001 was $415,589, and he earned cash bonuses of $394,449.

Federal Income Tax Deductibility Limitations

     The Compensation Committee believes it is appropriate to take into account the $1,000,000 limit on the deductibility of executive compensation for federal income tax purposes enacted as part of the 1993 Omnibus Budget Reconciliation Act (“OBRA”) and to seek to qualify the Company’s long-term compensation awards as performance-based compensation excluded from the $1,000,000 limit. The Compensation Committee believes that all incentive compensation of the Company’s current executive officers will qualify as a tax deductible expense when paid. The Compensation Committee will continue to evaluate, however, whether it will approve annual compensation arrangements exceeding $1,000,000 and whether it will attempt to qualify any such amounts for deductibility under the federal tax laws.

     The tables set forth under “Executive Compensation,” and the accompanying narrative and footnotes, reflect the decisions covered by the above discussion.

Charles E. Adair	Fred C. Goad, Jr.	Timothy M. Graven	John E. Stokely

     The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Audit Committee Report

     In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board of Directors assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During fiscal 2001, the Audit Committee met four times.

     In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might be thought to bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of the Company’s internal controls, including steps taken to implement recommended improvements in internal controls, as well as significant judgements, critical accounting policies and the clarity of disclosures in the financial statements. The Audit Committee reviewed with the independent auditors their fees, audit plans, audit scope and identification of audit risks.

     The Audit Committee discussed and reviewed with the independent auditors all communications required by auditing standards generally accepted in the United States of America, including those described in Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees” and discussed and reviewed the results of the independent auditors’ audit of the consolidated financial statements.

     The Audit Committee reviewed the audited consolidated financial statements of the Company as of and for the fiscal year ended December 29, 2001 with management and the independent auditors. Management has the responsibility for the preparation of the Company’s consolidated financial statements and the independent auditors have the responsibility for the audit of those statements.

     In March 2002, the Company announced that it had identified certain accounting errors at one of its broadline operating subsidiaries. The effect of the errors was to reduce net earnings for 2000 by $693,000 and for 2001 by $3.2 million, for an aggregate of $3.9 million. During the course of the investigation into the accounting errors, the Audit Committee met six times to review the progress and results of the investigation. The Audit Committee has asked the Company’s management to work with the Company’s outside advisors to develop specific actions to be taken to further strengthen the Company’s internal controls.

     Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 29, 2001, for filing with the SEC and that the Company’s results for fiscal 2000 be restated in the Annual Report on Form 10-K. The Audit Committee also approved the reappointment of KPMG LLP as the Company’s independent auditors.

Charles E. Adair	Fred C. Goad, Jr.	Timothy M. Graven	John E. Stokely

     The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Relationship with Independent Auditors

     The Board of Directors of the Company has selected KPMG LLP to serve as independent auditors for the current fiscal year. Such firm has served as the Company’s independent auditors since 1987. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Audit Fees

     The Company paid KPMG LLP $187,500 in connection with its audit of the Company’s consolidated financial statements for fiscal 2001 and review by KPMG LLP of the Company’s consolidated financial statements included in its Quarterly Reports on Form 10-Q during fiscal 2001.

Financial Information Systems Design and Implementation Fees

     KMPG LLP did not perform any financial information systems design or implementation services for the Company during fiscal 2001.

All Other Fees

     During fiscal 2001, KPMG LLP billed the Company $298,607 for other audit related services, including $137,157 in connection with the Company’s Registration Statement on Form S-3 dated June 22, 2001 and the related Prospectus Supplements dated October 10, 2001, $120,000 in connection with its audits of certain acquisition candidates and $41,450 for other audit services. KPMG LLP also billed the Company $187,841 for non-audit services during fiscal 2001, including tax compliance and other services.

Shareholder Return Performance Graph

     The following graph compares the percentage change in the unaudited cumulative total shareholder return on the Company’s Common Stock against the cumulative total return of the S&P 600 Stock Index and the S&P Distributors Food and Health Index between December 31, 1996 and December 31, 2001. The graph assumes the value of the investment in the Company’s Common Stock and each index was $100 at December 31, 1996 and that all dividends, if any, were reinvested.

PROPOSAL 2: AMENDMENT OF THE
PERFORMANCE FOOD GROUP COMPANY
EMPLOYEE STOCK PURCHASE PLAN

     The Stock Purchase Plan was adopted by the Company’s shareholders on April 19, 1994 and amended to increase the number of authorized shares thereunder in 1996, 1998 and 2001. At the inception of the Stock Purchase Plan in 1994, approximately 165 employees participated in the plan. In fiscal 2001, approximately 1,600 employees participated in the plan, reflecting the growth of the Company during that time. The Stock Purchase Plan Administrator, which is a committee consisting of one or more persons chosen by the Board of Directors, has reviewed the Stock Purchase Plan and has concluded that there are insufficient shares of Common Stock available for issuance under the Stock Purchase Plan to meet the demands of the Company’s employees choosing to participate in the Stock Purchase Plan by directing a portion of their income into equity interests of the Company. The Board of Directors believes the amendment to the Stock Purchase Plan is necessary as it believes that broad-based ownership of equity interests in the Company by its employees provides a substantial motivation for superior performance by more closely aligning the economic interests of those employees with the overall performance of the Company.

     In order for the Company to provide its employees with the ability to continue to invest in the Company through the Stock Purchase Plan, the Board of Directors proposed the adoption, subject to shareholder approval, of an amendment to the Stock Purchase Plan to increase the number of shares available for purchase to 1,725,000. The Board of Directors believes that the approval of the amendment is essential to further the long-term stability and financial success of the Company by attracting, motivating and retaining qualified employees whose interests are aligned with those of other shareholders of the Company.

Summary of the Amendment

     The amendment increases the number of shares of Common Stock which may be issued under the Stock Purchase Plan by 500,000 shares or 1.1% of the 43,973,741 shares of Common Stock outstanding on March 20, 2002. These shares will provide an aggregate of 679,510 shares available for issuance. During the Stock Purchase Plan’s existence, 1,045,490 shares (adjusted for subsequent stock splits) have been acquired by employees under the plan.

     A copy of the proposed amendment is included as Exhibit A hereto. If approved by the shareholders, the amendment will become effective as of May 15, 2002.

Summary of Material Provisions of the Stock Purchase Plan

     The following is a summary of the material provisions of the Stock Purchase Plan, as proposed to be amended.

     Participation; Awards Under the Stock Purchase Plan. Pursuant to the Stock Purchase Plan, all employees of the Company and its subsidiaries and affiliates (including executive officers of the Company) as of any January 15 or July 15 may elect to deduct from their compensation not less than $130.00 and up to 25% of their Base Pay (as defined in the Stock Purchase Plan) for each six-month option period. The dollar amount deducted is credited to the participant’s Contribution Account (as defined in the Stock Purchase Plan). In addition, a participant is permitted to make two lump sum contributions during each option period, as long as the aggregate amount of salary deductions do not exceed 25% of the participant’s compensation. On the Exercise Date (the last trading day of each option period), the amount deducted from each participant’s salary and any additional amounts contributed on a lump-sum basis over the course of the period will be used to purchase shares of Common Stock at a purchase price (the “Exercise Price”) equal to the lesser of (a) 85% of the closing market price of the shares of Common Stock on the Exercise Date or (b) 85% of the average of the closing market price of the shares of Common Stock on the Grant Date (the first trading date of each six-month period) and the closing market price of the Common Stock on the Exercise Date for such period. On an Exercise Date, all options shall be automatically exercised, except for persons whose employment has terminated or who have withdrawn all contributions.

     Options granted under the Stock Purchase Plan are subject to the following limitations: (i) subject to certain adjustments, the maximum number of shares of Common Stock which may be purchased by a participant on an Exercise Date is 1,125 shares; (ii) no participant is allowed to purchase, during a calendar year, stock under the Stock Purchase Plan having a market value in excess of $25,000, as determined on the Grant Date; (iii) no option may be granted to a participant who would own 5% or more of the Common Stock of the Company; and (iv) no participant may assign, transfer or otherwise alienate any options granted to him, except by will or the laws of descent and distribution, and such options must be exercised during the participant’s lifetime only by him.

     The Company and its subsidiaries have approximately 6,550 employees who are currently eligible to participate in the Stock Purchase Plan. Directors of the Company who are not also employees of the Company and holders of 5% or more of the outstanding shares of Common Stock are not eligible to participate in the Stock Purchase Plan.

     Administration. The Stock Purchase Plan is administered by a Stock Purchase Plan Administrator, which Stock Purchase Plan Administrator is currently the Compensation Committee of the Board of Directors. The Stock Purchase Plan Administrator does not, however, have the discretion to deny the right to participate in the Stock Purchase Plan to any employee who meets the eligibility criteria.

     Upon termination of a participant’s employment, the employee shall cease being a participant under the Stock Purchase Plan, and the balance of the employee’s Contribution Account shall be paid to the participant as soon as practical after termination. An option granted to such a participant shall be null and void from the date of termination. Upon the death, retirement or disability of a participant, the participant, or his legal representative, may withdraw the balance in his Contribution Account or may have the accumulated balance used to purchase stock under the Stock Purchase Plan. Any remaining money which is insufficient to purchase a whole share is returned to the participant or his legal representative.

     Adjustments. In the case of a stock split, stock dividend, reclassification, recapitalization, merger, reorganization, or other change in the Company’s structure affecting the Common Stock, appropriate adjustments will be made by the Stock Purchase Plan Administrator in the number of shares reserved for issuance under the Stock Purchase Plan and the calculation of the Exercise Price.

     Amendment. Without the approval of the shareholders of the Company, the Stock Purchase Plan may not be amended to: (i) increase the number of shares reserved under the Stock Purchase Plan (except pursuant to certain changes in the capital structure of the Company), (ii) materially increase the benefits accruing to an insider subject to Section 16(a) of the Securities Exchange Act of 1934, as amended (“Statutory Insiders”), (iii) change the method of determining the purchase price of the shares such that the exercise price is reduced for Statutory Insiders or (iv) make participation in the Stock Purchase Plan available to any person who is not an employee as defined in the Stock Purchase Plan.

     Federal Income Tax Aspects. The following is a brief summary of the Federal income tax aspects of awards made under the Stock Purchase Plan based upon the Federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

     A holder will not recognize income for Federal tax purposes on account of the initial discount when shares are purchased. Instead, income may be recognized when a holder disposes of his stock.

     If shares of stock are disposed of before a statutory holding period is met, income is recognized in an amount equal to the difference between the price paid for the shares and the market value of the shares on the date such shares were purchased. If shares are disposed of after meeting the holding period requirement, the holder receives ordinary taxable income in the calendar year of disposition equal to the lesser of (i) the original 15% discount on the shares assuming the stock had been purchased on the Grant Date or (ii) the excess of the fair market value of such shares of Common Stock on the day of disposition over the price paid for such shares. In either case, (i) if a holder’s disposition is by gift, such holder will have no further income tax consequences and (ii) in the case of a sale of such shares, the difference between the net proceeds on the date of disposition and the holder’s tax basis in such shares (including ordinary income recognized in the disposition) will be taxable as capital gain or loss.

     If an employee leaves contributions in the Stock Purchase Plan to purchase Common Stock after he or she retires, the tax consequences depend on whether the termination date is within three months of the Exercise Date. If the termination date is not more than three months prior to the Exercise Date, the tax consequences are as described above. However, if the termination date is more than three months prior to the Exercise Date, the holder is treated as exercising a non-qualified option and is taxed on the Exercise Date on the excess of market value of the stock on that date over the price paid.

Conclusion and Recommendation

     The Board of Directors believes it is in the best interests of the Company and its shareholders to adopt the amendment to the Stock Purchase Plan to help attract and retain key persons of outstanding competence and to further align their interests with those of the Company’s shareholders generally.

     The amendment to the Stock Purchase Plan will be approved if the votes cast in favor of the amendment exceed the votes cast against it. The Board of Directors recommends that you vote FOR the approval of the amendment to the Stock Purchase Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of the Company’s Common Stock, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with during the year ended December 29, 2001, with the exception of one transaction for Mr. Paterak, which was filed one day late and one transaction for Mr. Hoffman, which was filed one month late.

CERTAIN TRANSACTIONS

     During January 2001, Virginia Foodservice Group, Inc. (“VFG”) and Pocahontas, wholly-owned subsidiaries of the Company, each leased certain land and buildings from Taylor & Sledd, Inc. (“Taylor & Sledd”). Robert C. Sledd, Chairman of the Company, and certain members of his family are shareholders of Taylor & Sledd. VFG and Pocahontas made lease payments to Taylor & Sledd of approximately $31,900 in January 2001. Mr. Sledd’s interest in those payments was $5,474, and Mr. Sledd’s parents’ and siblings’ interest in those payments was $22,678. In addition, in January 2001, the unaffiliated owner trust under one of the Company’s master operating lease facilities acquired the property formerly leased by VFG and Pocahontas from Taylor & Sledd for $12,738,000. Mr. Sledd’s interest in the transaction was valued at $2,185,841 and Mr. Sledd’s parents’ and siblings’ interest in the transaction was valued at $9,055,444. The Company now leases that property from the unaffiliated owner trust.

     The Board of Directors of the Company has adopted a policy which provides that any transaction between the Company and any of its directors, officers, or principal shareholders or affiliates thereof must be on terms no less favorable to the Company than could be obtained from unaffiliated parties and must be approved by vote of a majority of the disinterested directors of the Company. Management believes that past transactions have complied with this policy.

PROPOSALS OF SHAREHOLDERS

     Shareholders intending to submit proposals should send such proposals in writing, by certified mail, return receipt requested, to John D. Austin, Secretary, Performance Food Group Company, 12500 West Creek Parkway, Richmond, Virginia 23238. To be included in the proxy statement and form of proxy relating to the Company’s 2003 Annual Meeting of Shareholders or to be presented at the Company’s 2003 Annual Meeting of Shareholders, proposals must be received by the Company prior to December 23, 2002.

Exhibit A

Amendment to
Performance Food Group Company
Employee Stock Purchase Plan

     Section 6.1 of the Performance Food Group Company Employee Stock Purchase Plan is hereby amended, effective May 15, 2002, subject to the approval of the Performance Food Group Company shareholders at the 2002 Annual Meeting of Shareholders, as follows:

     1.     By deleting the first sentence in its entirety and substituting therefor the following:

“PFG shall reserve 1,725,000 shares of Stock for issuance upon exercise of the options granted under this Plan.”

PERFORMANCE FOOD GROUP COMPANY
ANNUAL MEETING OF SHAREHOLDERS
May 15, 2002

PROXY

     This proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting of Shareholders to be held at 9:00 a.m. (EDT) on May 15, 2002 and any adjournment(s) thereof. The undersigned hereby appoints John D. Austin and Roger L. Boeve, or either of them, with full power of substitution, as attorneys, and hereby authorizes them to represent and to vote in the name of and as proxy for the undersigned, as designated, all of the shares of common stock of Performance Food Group Company held of record by the undersigned on March 20, 2002.

1.	Election of two Class III Directors to serve until the 2005 Annual Meeting of Shareholders and until their successors are elected and qualified
[ ]	FOR all nominees listed below (except as marked to the contrary below)

C. Michael Gray	John E. Stokely

                                To withhold authority to vote for any individual nominee, write that nominee’s name in the space below:

[ ]	WITHHOLD AUTHORITY to vote for all nominees.
2.	Amendment of the Employee Stock Purchase Plan
[ ]	FOR
[ ]	AGAINST
[ ]	ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before this meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES REFERRED TO IN PROPOSAL 1 AND FOR THE AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN.

     The undersigned revokes any prior proxies to vote the shares covered by this proxy.

Dated: _______________________, 2002

__________________________________________ Signature

__________________________________________ Signature if Held Jointly

Please sign exactly as name appears on your share
certificates. Each joint owner must sign. When signing
as attorney, executor, administrator, trustee or guardian,
please give full title as such. If a corporation, please sign in full corporate name as authorized. If a partnership or
limited liability company, please sign in such organization’s name by an authorized person.

     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED REPLY ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.